 As filed with the Securities and Exchange Commission on February 3, 2000

                                                Registration No. 333-94913
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
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                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              RIGHTSTART.COM INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                ---------------

            Delaware                              5945                      95-4745350
 (State or Other Jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)     Identification Number)
                                   5388 Sterling Center Drive, Unit C
                                       Westlake Village, CA 91361
                                             (818) 707-7100

   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)
                                ---------------
                                JERRY R. WELCH
                     Chief Executive Officer and President
                              RightStart.com Inc.
                      5388 Sterling Center Drive, Unit C
                      Westlake Village, California 91361
                                (818) 707-7100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                  Copies to:

            KENNETH J. BARONSKY, ESQ.                            PETER LILLEVAND, ESQ.
       Milbank, Tweed, Hadley & McCloy LLP                         IAIN MICKLE, ESQ.
      601 South Figueroa Street, 30th Floor                Orrick, Herrington & Sutcliffe LLP
          Los Angeles, California 90017                    Old Federal Reserve Bank Building
                  (213) 892-4000                                   400 Sansome Street
                                                              San Francisco, CA 94111-3143
                                                                     (415) 392-1122

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  Approximate Date Of Commencement Of Proposed Sale To The Public: As Soon As
Practicable After The Effective Date Of This Registration Statement.

                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

                                EXPLANATORY NOTE

  This Amendment No. 1 is being filed by the registrant in order to file additional exhibits to the Company Registration Statement on Form S-1, File No. 333-94913 (as amended, the "Registration Statement"). The prospectus that forms a part of the Registration Statement is incorporated herein by reference.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by RightStart.com in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                         to be
                                                                         Paid
                                                                        -------
   SEC registration fee................................................ $18,216
   NASD filing fee.....................................................   7,400
   Nasdaq National Market listing fee..................................
   Printing and engraving expenses.....................................
   Legal fees and expenses.............................................
   Accounting fees and expenses........................................
   Blue Sky qualification fees and expenses............................
   Transfer Agent and Registrar fees...................................
   Miscellaneous fees and expenses.....................................
                                                                        -------
     Total.............................................................
                                                                        =======

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article Sixth of our current Certificate of Incorporation (Exhibit 3.1 hereto) and Section 5.1 of our current Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.5 hereto) with our directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among RightStart.com and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since our incorporation in April 1999, we have sold and issued the following securities:

  1. In April 1999, we issued 5,766,667 shares of common stock to The Right Start in connection with the transfer of its assets related to its catalog and online operations.

  2. In July 1999, we issued 3,333,333 shares of Series A Convertible Preferred Stock to affiliates of Sierra Ventures Management Company and Palomar Ventures I, L.P. for an aggregate consideration of $15 million. The Series A Convertible Preferred Stock converted into 3,333,333 shares of common stock on October 22, 1999, on a share-for-share basis.

  3. In July 1999, we issued warrants to purchase an aggregate of 182,000 shares of common stock to principals of Digital Coast Partners (formerly known as CEA Montgomery Media, L.L.C.) in consideration for services provided to us.

  4. In October 1999, we issued warrants to purchase an aggregate of 165,000 shares of common stock at an exercise price of $4.50 per share to holders of our Series A Convertible Preferred Stock as consideration for their conversion thereof to common stock.

  5. In December 1999, we issued to Oxygen Media, LLC an immediately exercisable warrant to purchase 136,500 shares of common stock at an exercise price of $11.25 per share in consideration for online partnering and television advertising of RightStart.com on the Oxygen network.

  6. In June, September, October and December of 1999, we issued an aggregate of 1,769,500 options to purchase common stock to employees and directors.

  The issuances of the above securities except for Item 5 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 7 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, warrants and options issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                               Description
 ------ -----------------------------------------------------------------------
  1.1   Form of Underwriting Agreement*

  3.1   Certificate of Incorporation of RightStart.com**

  3.2   Certificate of Amendment of Certificate of Incorporation of
        RightStart.com**

  3.3   Bylaws*

  4.1   Specimen Common Stock Certificate*

  4.2   Warrant to purchase 54,600 shares of common stock issued to Jonathan
        Davidson(1)*

  4.3   Warrant to purchase 119,700 shares of common stock issued to Sierra
        Ventures VII, L.P.(2)*

  4.4   Warrant to purchase 136,500 shares of common stock issued to Oxygen
        Media, LLC

  5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding the legality of the Common Stock being registered*

 10.1   Management Services Agreement dated July 9, 1999 between The Right
        Start and RightStart.com**

 10.2   Intellectual Property Agreement dated July 9, 1999 between The Right
        Start and RightStart.com**

 10.3   Series A Preferred Stock Purchase Agreement dated July 9, 1999*

 10.4   Investors' Rights Agreement dated July 9, 1999 among RightStart.com,
        Sierra Ventures VII, L.P., Sierra Ventures Associates VII, L.L.C., Ajit
        Shah, Robert Simon and Palomar Ventures I, L.P.*

 10.5   Form of Directors' Indemnification Agreement*

 10.6   1999 RightStart.com Stock Option Plan*

 10.7   Subscription Agreement dated July 9, 1999 between RightStart.com and
        Jonathan Davidson(3)*

 10.8 Term Sheet dated October 28, 1999 among RightStart.com, The Right Start and Oxygen Media, LLC+

 10.9 Subscription Agreement dated December 30, 1999 between RightStart.com and Oxygen Media, LLC


 Number                               Description
 ------ ----------------------------------------------------------------------
 10.10  Services Agreement dated February 15, 1999 between The Right Start and
        Guidance Solutions+

 10.11  Stock Grant Agreement dated October 30, 1999 between The Right Start,
        RightStart.com and Guidance Solutions

 10.12  Registration Rights Agreement dated October 30, 1999 between
        RightStart.com and Guidance Solutions

 10.13 Side Letter Agreement dated October 30, 1999 between The Right Start and Guidance Solutions

 23.1   Consent of Accountants**

 23.3   Consent of Attorneys (see Exhibit 5.1)*

 24.1   Power of Attorney*

 27.1   Financial Data Schedule**

--------

 * To be filed by amendment.

** Filed as an Exhibit to the Registration Statement on Form S-1 dated January
   18, 2000.

 + Confidential treatment requested as to certain portions of this Exhibit.

 (1) Substantially identical warrants have been granted to each of Janus W. Montgomery (for 58,240 shares of common stock), Kim Enterprises, L.L.C. (for 49,140 shares of common stock), Michael Holton (for 5,460 shares of common stock), David P. Michaels (for 5,460 shares of common stock) and David A Burns (for 9,100 shares of common stock).

 (2) Substantially identical subscription agreements with respect to warrants issued by RightStart.com exist for James W. Montgomery, Kim Enterprises, L.L.C., Michael Holton, David P. Michaels and David A. Burns.

 (3) Substantially identical warrants have been granted to Sierra Ventures Associates VII, L.L.C. (for 11,970 shares of common stock), Ajit Shah (for 165 shares of common stock), Robert Simon (for 165 shares of common stock) and Palomar Ventures I, L.P. (for 33,000 shares of common stock).

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Westlake Village, California on February 1, 2000.

                                        RightStart.com Inc.

                                                 /s/ Jerry R. Welch
                                        By: ____________________________________
                                                     Jerry R. Welch
                                             Chairman, President, and Chief
                                                  Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Jerry R. Welch and Raymond Springer, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


              Signature                          Title                     Date
              ---------                          -----                     ----

        /s/ Jerry R. Welch             Chairman, President, and      February 1, 2000
______________________________________  Chief Executive Officer
            Jerry R. Welch

                  *                    Executive Vice President      February 1, 2000
______________________________________  and Chief Financial
         Raymond P. Springer            Officer (Principal
                                        Financial and
                                        Accounting Officer)

       /s/ Richard A. Kayne            Director                      February 1, 2000
______________________________________
           Richard A. Kayne

                  *                    Director                      February 1, 2000
______________________________________
              Fred Kayne

                  *                    Director                      February 1, 2000
______________________________________
             David Schwab

    /s/ Jerry R. Welch

*By: ______________________

     Jerry R. Welch

    Attorney-in-Fact

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